Exhibit 99.3

Consent of BofA Securities, Inc.

August 23, 2021

The Board of Trustees

Kite Realty Group Trust

30 South Meridian Street, Suite 1100

Indianapolis, IN 46204

The Board of Trustees:

We hereby consent to the inclusion of our opinion letter, dated July 18, 2021, to the Board of Trustees of Kite Realty Group Trust (“Kite Realty”) as Annex B to, and reference to such opinion letter under the headings “Summary— Opinion of Kite Realty’s Financial Advisor” and “The Merger— Opinion of Kite Realty’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Kite Realty, KRG Oak, LLC and Retail Properties of America, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Kite Realty (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BofA Securities, Inc.
BOFA SECURITIES, INC.